Filed Pursuant to Rule 433
Registration No. 333-134218

Carrington Mortgage Loan Trust, Series 2007-RFC1
Asset-Backed Pass-Through Certificates

Stanwich Asset Acceptance Company, L.L.C.
Depositor

Carrington Securities, LP
Sponsor

Residential Funding Company, LLC
Seller and Servicer

Homecomings Financial, LLC
Subservicer

Wells Fargo Bank, N.A.
Trustee

Citigroup Global Markets Inc.
Lead Manager

Barclays Capital Inc.
Co-Manager

Residential Funding Securities, LLC
Co-Manager

Carrington Investment Services, LLC
Selected Dealer

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the Offered Certificates described herein, supersedes any information contained in any prior similar materials relating to the Offered Certificates. The information in this free writing prospectus is preliminary, and is subject to completion or change by information contained in a preliminary prospectus relating to the Offered Certificates. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Offered Certificates referred to in this free writing prospectus and to solicit an offer to purchase the Offered Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Offered Certificates, until we have conveyed to you a preliminary prospectus relating to the Offered Certificates and we have accepted your offer to purchase Offered Certificates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

Filed Pursuant to Rule 433
Registration No. 333-134218

IMPORTANT NOTICE REGARDING THE CONDITIONS
FOR THIS OFFERING OF ASSET-BACKED SECURITIES

The Offered Certificates referred to in these materials are being offered when, as and if issued. The depositor is not obligated to issue such Offered Certificates or any similar security and the underwriter’s obligation to deliver such Offered Certificates is subject to the terms and conditions of the underwriting agreement with the depositor and the availability of such Offered Certificates when, as and if issued by the issuing entity. You are advised that the terms of the Offered Certificates, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of Offered Certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that Offered Certificates may not be issued that have the characteristics described in these materials. The underwriter’s obligation to sell such Offered Certificates to you is conditioned on the mortgage loans and Offered Certificates having the characteristics described in these materials. If for any reason the issuing entity does not deliver such Offered Certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the Offered Certificates which you have committed to purchase, and none of the issuing entity nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION (THE SEC) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE DEPOSITOR AND THE OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE DEPOSITOR, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 1-800-248-3580.

Property Type
1	CONDO UNDER 5 STORIES
2	LEASEHOLD
3	DETACHED PUD
5	SINGLE FAMILY(DETACHED)
6	CONDO OVER 8 STORIES
7	TOWNHOUSE/ROWHOUSE
8	MID-RISE CONDO (5-8 STORIES)
9	ATTACHED PUD
29	SINGLE FAMILY DETACHED- SITE CONDOMINIUM
**Multifams are listed as "5" with Units greater than 1

Quality Code
2	Full Documentation – approval
12	Fast App – approval
22	Stated Doc – approval
42	Lite Doc – approval

LOAN FEATURE
T	SECOND VACATION
TX	TEXAS EQUITY LOAN
ZZ	NO LOAN FEATURE
**Second Homes can be loans with "O" in Occ_Code and with "T" in Loan Feature

	Product Group	Lien
42	ALTERNET 30YR FXD C	1
45	ALTERNET 15YR FXD B	1
46	ALTERNET 3/6 LIBOR ADJ Z	1
55	ALTERNET 2/6 LIBOR ADJ Z	1
57	ALTERNET 30YR 2NDLIEN FXDC	2
58	ALTERNET 15YR 2NDLIEN FXDB	2
86	ALT 30/15 BLN 2ND LIEN	2
A1	3/6 EXP CREDIT PERF Z	1
A2	2/6 EXP CREDIT PERF Z	1
B6	CREDIT GAP 2/6 LIBOR	1
G8	40/30 Balloon ALT FIXED	1
G9	40YR ALT 3-6 LIBOR	1
GD	40YR ALT 2-6 LIBOR	1
GE	40YR ALTN-5-6 LIBOR ARM	1
HU	40YR NCA 3-6 LIBOR	1
HV	40YR NCA 2-6 LIBOR	1
M7	5/6MO LIBOR ARM	1